FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ADDITION OF NEW BOARD MEMBER
CUDAHY, WI - August 19, 2015 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, announced today that Brian Murray has been appointed to its Board of Directors. Mr. Murray will also serve as the Chairman of Roadrunner's audit committee.
“We are extremely pleased that Brian is joining our board of directors and we look forward to his contributions,” said Mark DiBlasi, President and CEO of Roadrunner.
Mr. Murray currently serves as the Chief Operating Officer and Chief Financial Officer of Ryan Companies US, Inc., a national firm providing real estate services including architecture and engineering, development, construction, capital markets and real estate management. Mr. Murray has served as Chief Financial Officer of Ryan Companies since November 2009 and as Chief Operating Officer of Ryan Companies since May 2014. Prior to joining Ryan Companies, Mr. Murray held various positions with UnitedHealth Group, Inc., most recently serving as the Chief Financial Officer of its Specialized Care Services division.
Roadrunner also announced that Chad Utrup has resigned as the Chairman of Roadrunner’s audit committee, effective immediately, but that he will remain a director and member of Roadrunner’s audit committee until September 30, 2015 in order to provide for a transition of his responsibilities. Mr. Utrup’s resignation as a director of Roadrunner will be effective September 30, 2015 and is solely for personal reasons and time considerations and did not involve any disagreement on any matter related to Roadrunner’s operations, policies or practices. “I would like to extend our sincere appreciation to Chad Utrup for his dedication and contributions to Roadrunner,” said DiBlasi. “Since our IPO in 2010, Chad has provided valuable guidance as Roadrunner has grown and evolved.”
About Roadrunner Transportation Systems, Inc.
The Company is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload logistics, transportation management solutions, intermodal solutions, freight consolidation, inventory management, on demand expedited services, international freight forwarding, customs brokerage, and comprehensive global supply chain solutions.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com